Exhibit 99.1

X-Rite Announces First Quarter 2009 Financial Results

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--May 13, 2009--X-Rite, Incorporated (NASDAQ:XRIT) today announced its first quarter 2009 financial results.

Highlights of today’s announcement:

  First quarter 2009 net sales of $46.6 million, which is within the range the Company had forecast
  Strong execution of the Company’s profit improvement plan
    Adjusted EBITDA margin for the quarter of 19.4%
    Healthy cash flow from operations
  Strengthened balance sheet
    Debt paid down by $20.8 million in the quarter
    Quarter ending net debt balance of $206.7 million
  iVue success at Spring trade shows signals strong potential

The Company reported first quarter 2009 net sales of $46.6 million. These results are in the range of the Company forecast provided earlier this year and reflect a year-over-year sales decline of 29.3%. Net sales for the first quarter of 2008 were $65.9 million. Both the Color Measurement and Color Standards segments experienced similar year-over-year declines as many customers and channel partners continued to delay purchase decisions in key X-Rite market segments.

Driven in large part by a series of cost management actions started last year, and profit improvement initiatives announced earlier this year, the Company reported adjusted EBITDA (as defined by X-Rite’s credit agreements) in the first quarter of $9.1 million or 19.4% of net sales. This compares to $13.3 million or 20.2% of net sales in the first quarter of 2008. X-Rite reported a 2009 first quarter net loss of $8.7 million versus a net loss of $16.8 million in the same period last year, with both results negatively influenced by acquisition, interest and restructuring related charges.

The Company reported that despite the reduction in net sales in the period, close attention to expenses, working capital management and the sale of X-Rite’s former headquarters contributed to another quarter of strong positive cash flows. The Company’s debt balance was reduced in the first quarter from $270.9 million to $250.1 million. The Company also reported a first quarter 2009 ending cash balance of $43.3 million.

Bradley J. Freiburger, X-Rite’s interim CFO commented, “We are satisfied that the steps we are taking in controlling costs and managing working capital demands on the business are aligned with the realities of the current market place. As we have done over recent quarters, we will continue to monitor our top line sales prospects and make adjustments to our cost structure and business focus maintaining equilibrium between affordability and opportunity.”

The Company commented that its new iVue paint matching system launched late in 2008 was received extremely well this Spring in a number of important retail trade shows. The Company went on to say that show-related sales doubled from the previous year’s results.

“We have met with many customers and partners in recent months and it is clear that many projects and initiatives are being planned even as the general market demand sags and capital spending is delayed” said Thomas J, Vacchiano Jr., X-Rite’s CEO. “It is important to realize that while we can’t predict the moment when budgets will free up, we believe that we are generally maintaining, and in some segments gaining, market share. We also believe that a majority of global customers recognize X-Rite and Pantone brands as integral to their evaluation process for any color related project.”

General economic conditions continue to create substantial uncertainty and the Company is not providing guidance related to longer-term performance. Vacchiano commented, “In this challenging climate we are paying very close attention to our sales pipeline and doing our utmost to deliver compelling value to our customers. That said we do not see a turnaround in our overall sales performance during the second quarter.”

The Company intends to discuss its first quarter 2009 financial performance with a scheduled earnings conference call and presentation on May 13, 2009.

Conference Call

The Company will conduct a live audio webcast discussing its first quarter 2009 results on Wednesday, May 13, 2009 at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s CEO and Bradley J. Freiburger, the Company’s Interim CFO. To access the webcast and the conference call financial presentation, go to www.xrite.com, click on the About Us tab and select Investor Relations. An archived version of this webcast will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures used by X-Rite include adjusted EBITDA and net debt. Adjusted EBITDA is defined as net income adjusted for interest, taxes, depreciation, amortization, restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, change in accounting methods or estimates, and sales of assets. Net debt is defined as the Company’s total indebtedness less cash. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at www.xrite.com.

Forward-looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or for any other reason.

Consolidated Income Statement			Exhibit I
(in thousands)

	Quarter 1	Quarter 1
	2009	2008

Net Sales	$ 46,618	$ 65,919

Cost of sales	19,773	30,585

Gross profit	26,845	35,334
	57.6%	53.6%

Operating Expenses
Selling and marketing	13,612	17,653
Research, development, and engineering	5,937	8,637
General and administrative	7,286	9,864
Restructuring and other related charges	1,797	1,158
	28,632	37,312

Operating loss	(1,787)	(1,978)

Other income (expense)
Interest	(8,516)	(12,001)
Other, net	1,657	(1,150)
	(6,859)	(13,151)

Loss before income taxes	(8,646)	(15,129)

Income taxes	85	1,668

Net loss	$ (8,731)	$ (16,797)

Consolidated Balance Sheet			Exhibit II
(in thousands)

	Quarter 1	Year-End
	2009	2008

Cash	$ 43,348	$ 50,835
Accounts Receivable	27,997	36,849
Inventory	39,148	39,936
Other Current Assets	8,645	15,334
Goodwill and Other Intangible Assets	326,742	331,013
Other Non-Current Assets	67,067	70,487
Total Assets	512,947	544,454

Accounts Payable	8,271	11,605
Total Indebtedness	250,085	270,934
Other Liabilities	56,653	52,623
Total Liabilities	315,009	335,162

Shareholders' Investment	197,938	209,292

Total Liabilities and Shareholders' Investment	512,947	544,454

Net Debt
Total Indebtedness	250,085	270,934
Less: Cash	(43,348)	(50,835)
Total Net Debt	206,737	220,099

Credit Agreement Adjusted EBITDA			Exhibit III
(in thousands)

	Quarter 1	Quarter 1
	2009	2008

Net Loss	$ (8,731)	$ (16,797)

EBITDA Adjustments:
Depreciation	1,672	1,938
Amortization	5,399	5,971
Restructuring and other related charges	2,149	1,390
Inventory valuation amortization	-	3,845
Share-based compensation (1)	740	1,117
Investment in founders life insurance	-	927
Net interest expense	8,516	11,857
Currency (gain) loss	(1,958)	1,259
Income taxes	85	1,668
(Gain) loss on sale of assets	268	(17)
Change in accounting estimate	911	-
Total adjustments	17,782	29,955

EBITDA based on credit agreement	9,051	13,158

Changes in credit agreement definition of EBITDA(2)	-	143

EBITDA based on amended credit agreement	$ 9,051	$ 13,301

Net Sales	$ 46,618	$ 65,919

Adjusted EBITDA Margin	19.4%	20.2%

(1)	Excludes share-based compensation charged to restructuring, as it is included in the "Restructuring and other related charges" line.

(2)	Adjusted EBITDA for the first two quarters of 2008 was originally calculated under the terms of the 2007 credit agreements.
Under the forbearance and amendment agreements, the adjustment for founders life insurance is no longer limited to $1,000 per year and mortgage interest is no longer excluded from the interest expense adjustment.

These adjustments to the credit agreements resulted in an increase to adjusted EBITDA of $143 for the first quarter of 2008.

CONTACT:
X-Rite, Incorporated
Bradley J. Freiburger, Interim CFO
(616) 803-2143
bfreiburger@xrite.com